CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information of Managed Futures Strategy Fund and Long/Short Commodities Strategy Fund, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 96 to File No. 033-59692; Amendment No. 94 to File No. 811-07584) of Rydex Series Funds of our reports dated February 26, 2010 on the financial statements and financial highlights of the Managed Futures Strategy Fund and Long/Short Commodities Strategy Fund included in the 2009 Annual Reports to shareholders.


/s/ Ernst & Young LLP

McLean, Virginia
March 15, 2010